REXAM

By fax:  212-623-0079

DIRECT

Mr. Joseph Dooley

TEL 020 7227 4130

Vice President

FAX 020 7227 4139

Depositary Receipt Services

J.P. Morgan Chase

PA Cathy Prebble

4 New York Plaza, 13th Floor

TEL 020 7227 4131

New York, NY  10004

USA

18 August 2008

Dear Mr. Dooley

By this letter, and pursuant to Section 5.04 of the Amended and Restated Deposit Agreement dated as of September 10, 1956, as amended and restated as of July 1, 1984, and as further amended and restated as of October 1, 1992, and as subsequently amended to give effect to the change in ratio to 1 American Depositary Receipt : 5 Rexam ordinary shares, (the “Deposit Agreement”) among Rexam PLC (formerly Bowater plc) (the “Company”), J.P. Morgan Chase (formerly Morgan Guaranty Trust Company of New York) (“JPMorgan Chase”), as Depositary, and the Holders of American Depositary Receipts issued thereunder (the “Receipts”), the Company, effective on or about September 15, 2008 on the filing of the registration statement on Form F-6 (the “Succession Date”), hereby removes JPMorgan Chase as Depositary under the Deposit Agreement and appoints The Bank of New York Mellon (“BNYM”) as successor Depositary thereunder, notwithstanding that JPMorgan Chase remains fully responsible for Rexam`s American Depositary Receipts Program under the terms of the Deposit Agreement until the Succession Date. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Deposit Agreement. By execution of this letter by BNYM in the space provided below, BNYM accepts its appointment as successor Depositary under the Deposit Agreement, effective on the Succession Date, and agrees to be bound by the terms of this letter and to perform its obligations set forth herein.

Rexam PLC

4 Millbank

London, SW1P 3XR

United Kingdom

Tel +44 (0)20 7227 4100

Fax +44 (0)20 7227 4109

www.rexam.com

Registered in England Number 191285

In connection with this appointment and in accordance with Section 5.04 of the Deposit Agreement and in confirmation of the provisions of the foregoing paragraph, the Company directs JPMorgan Chase to transfer to BNYM all of JPMorgan Chase’s rights and powers under the Deposit Agreement, to duly assign, transfer, and deliver all right, title, and interest in the Deposited Securities to BNYM, and to deliver to BNYM a list of the Holders of all outstanding American Depositary Receipts on the books for the registration of transfer thereof maintained by JPMorgan Chase effective on the Succession Date. By execution of this letter by JPMorgan Chase in the space provided below, JPMorgan Chase effects such assignment and transfer and agrees to effect such deliveries.

By this letter and pursuant to Section 5.04 of the Deposit Agreement, the Company and BNYM remove JPMorgan Chase as registrar for the registry of American Depositary Receipts or American Depositary Shares and/or European Depositary Receipts or European Depositary Shares evidenced thereby on any stock exchanges or securities markets in the United States, effective on the Succession Date and BNYM hereby agrees to act as substitute registrar effective on the Succession Date.

By separate letter, BNYM will provide you with the first requests for information in order to ensure a smooth transition for our American Depositary Receipt holders. Effective on the Succession Date, JPMorgan Chase’s custodian, acting as agent for JPMorgan Chase as the original Depositary, shall cease to act as Custodian and a Custodian or Custodians appointed by BNYM shall become the substitute Custodian. BNYM will be in contact with you and your current Custodian regarding delivery of the Deposited Securities and any relevant records to the substitute Custodian.

In accordance with Section 5.04, The Bank of New York Mellon will promptly mail notice of its appointment and of the appointment of the substitute Custodian to the record holders of Receipts in the manner provided in Section 5.05, and accordingly will be in further touch with you for these purposes.

The Bank of New York Mellon will absorb your reasonable out-of pocket expenses in connection with the transition. We understand that you will not, and by JPMorgan Chase’s execution of this letter, JPMorgan Chase confirms that it will not, charge the Company or any Holder any fees or any additional expense or other charges associated with this change of Depositaries.

Please execute both of the enclosed copies of this letter in the space provided below and return them to me.

We look forward to your cooperation in this matter.

Yours sincerely,

Rexam PLC

By:

 /s/ David Gibson

David Gibson, Company Secretary and

Group General Counsel

The Bank of New York Mellon

By: /s/ Mark Wilson

Name:  Mark Wilson

Title:    Vice President

JPMorgan Chase N.A.

By:_____________________

Name:

Title